Exhibit (p)(ii)

CODE OF ETHICS

OF

MARTIN CURRIE BUSINESS TRUST

This Code of Ethics (“Code”), has been adopted by the Trust on October 5, 2000.  This Code shall apply to all Access Persons of the Trust, except as noted in Section 3 below.

1.                                      Statement of General Principles.

This Code does not attempt to identify all possible conflicts of interests and literal compliance with each of the specific procedures will not shield Access Persons from liability for personal trading or other conduct which violates their fiduciary duties to the Trust.  In addition to the specific prohibitions contained in this Code, Access Persons are also subject to a general requirement not to engage in any act or practice that would defraud the Trust.  This general prohibition includes, in connection with the purchase or sale of a Security Held or to be Acquired (as this phrase is defined below in 2(k)) by the Trust:

(i)            employing any device, scheme or artifice to defraud the Trust;

(ii)           making to the Trust any untrue statement of material fact or omitting to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)          engaging in any act, practice or course of business which would operate as a fraud or deceit upon the Trust; or

(iv)          engaging in any manipulative practice with respect to the Trust.

2.                                      Definitions.

(a)                                 “Access Person” means any trustee, officer or Advisory Person of the Trust or Adviser.   “Access Person” shall also include all trustees, officers and Advisory Persons of the Trust who are Investment Personnel.

(b)                                 “Adviser” means Martin Currie, Inc.

(c)                                  “Advisory Person” means (i) any employee of the Trust or Adviser, or of any company in a Control relationship to the Trust or Adviser, who, in connection with his regular functions or duties, makes, participates in, or obtains information, regarding the purchase or sale of a Security by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales and (ii) any natural person in a Control relationship to the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a Security by the Trust.

(d)                                 “Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16a-1(a)(2) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

(e)                                  “Control” shall have the same meaning as that set forth in section 2(a)(9) of the Investment Company Act of 1940 (“Investment Company Act”).

(f)                                   “Disinterested Trustee” means a trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act.

(g)                                  “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 [15 U.S.C 77a], the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 of 15(d) of the Securities Exchange Act of 1934 [15 U.S.C. 78m or 78o(d)].

(h)                                 “Investment Personnel” means:  (i) Any employee of the Trust or Adviser (or of any company in a Control relationship to the Trust or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust; (ii) any natural person who Controls the Trust or Adviser and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

(i)                                     “Purchase or sale of a security” includes, inter alia, the writing of an option to purchase or sell a security, including any security that is convertible into or exchangeable for any security that is held or to be acquired by the Trust.

(j)                                    “Security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies and other foreign open-ended Investment companies, such as UK Oeics. Securities issued by the Government of the United States, short-term debt securities which are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, repurchase agreements and other high quality short term debt instruments (any instrument with a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized rating organization), bankers’ acceptances, bank certificates of deposit, commercial paper, such other money market instruments as designated by the board of trustees of the Trust and such other securities as may be excepted from time to time under Rule 17j-1.

(k)                                 “Security Held or to be Acquired” by the Trust means:  (i) any Security which, within the most recent 15 days:  (A) is or has been held by the Trust; or (B) is being or has been considered by the Trust or the Adviser for purchase by the Trust; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Security described in Section 2(j)(i) of this Code.

(l)                                     A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(m)                             “Trust” means Martin Currie Business Trust.

3.                                      Application.  Certain of the officers and trustees of the Trust are officers and/or directors of the Adviser.  The Adviser reviews and determines investment policies for the Trust and manages the day-to-day investment affairs of the Trust, including selecting securities to be purchased, held and sold, and placing orders for portfolio transactions.  The Adviser has its own Code of Ethics pursuant to Rule 17j-l under the Investment Company Act and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  Any person, who is subject to the Adviser’s Code of Ethics (or that of any principal underwriter of the Trust) and who complies with such Code, shall not be subject to the provisions of this Code.  This exemption shall only apply if the trustees of the Trust have approved such Adviser’s (or such principal underwriter’s, as the case may be) Code of Ethics pursuant to Rule 17j-1.  It is expected that any personnel of the Trust who are not officers of the Adviser will not constitute an Advisory Person of the Trust within the meaning of the first clause of the definition of that term and it is expected that personnel of the Trust who are not also personnel of the Adviser will not know when a Security is being considered for purchase or sale by the Trust or is being purchased or sold by the Trust.  A person who normally only assists in the preparation of public reports, or receives public reports, but receives no information about current recommendations or trading, is neither an Advisory Person nor an Access Person.  A single instance or infrequent, inadvertent instances of obtaining knowledge do not make one either then or for all times and Advisory Person.  Under the definition of “Advisory Person” the phrase “makes…the purchase or sale” means someone who places orders or otherwise arranges transactions.

4.                                      Exempted Transactions.  The prohibitions of Section 5(a) of this Code shall not apply to:

(a)                                 Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

(b)                                 Purchases or sales of securities which are not eligible for purchase or sale by the Trust.

(c)                                  Purchases or sales which are non-volitional on the part of the Access Person or the Trust, including purchases or sales upon the exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call.

(d)                                 Purchases which are part of an automatic dividend reinvestment plan.

(e)                                  Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f)                                   Purchases or sales of any of the following Securities, if at the time of the transaction, the Access Person has no actual knowledge that the Security is being considered for purchase or sale by the Trust, or that the Security is being purchased or sold by the Trust:

(i)                                     Fixed income securities transaction involving no more than 100 units or having a principal amount not exceeding $25,000;

(ii)                                  Non-convertible debt securities and non-convertible preferred stocks which are rated by at least one nationally recognized statistical rating organization (“NRSRO”) in one of the three highest investment grade rating categories; or

(iii)                               Any equity Securities transaction, or series of related transactions, involving shares of common stock and excluding options, warrants, rights and other derivatives, provided:

a.                                      any orders are entered after 10:00 a.m. and before 3:00 p.m. and are not designated as “market on open” or “market on close”; and

b.                                      the aggregate value of the transactions does not exceed (1) $10,000 for securities with a market capitalization of less than $1 billion; (2) $25,000 for securities with a market capitalization of $1 billion to $5 billion and (3) $50,000 for securities with a market capitalization of greater than $5 billion.

(g)                                  Purchases or sales of Securities for which the Trust’s Chief Compliance Officer or such other Officer as deemed appropriate by the Chief Compliance Officer (the “Compliance Officer”) in his or her discretion on a case-by-case basis has granted an “extreme hardship” exception, provided:

(i)                                     The individual seeking the exception furnishes to the Compliance Officer:

a.                                      a written statement detailing the efforts made to comply with Section 5(a);

b.                                      a written statement containing a representation and warranty that (1) compliance with the requirement would impose a severe undue hardship on the individual and (2) the exception would not, in any manner or degree, harm or defraud the Trust or compromise the individual’s fiduciary duty to the Trust; and

c.                                       any supporting documentation that the Compliance Officer may request;

(ii)                                  The Compliance Officer conducts an interview with the individual or takes such other steps the Compliance Officer deems appropriate in order to verify that granting the exception will not in any manner or degree, harm or defraud the Trust or compromise the individual’s fiduciary duty to the Trust; and

(iii)                               The Compliance Officer maintains, along with statements provided by the individual, a written record that contains:

a.                                      the name of the individual;

b.                                      the name of the Security involved, the number of shares or principal amount purchased or sold, and the date or dates on which the Securities were purchased or sold;

c.                                       the reason(s) the individual sought an exception from the requirements of Section 5(a);

d.                                      the efforts the individual made to comply with the requirements of Section 5(a); and

e.                                       the independent basis upon which the Compliance Officer believes that the exemption should be granted.

(h)                                 Transactions that the Disinterested Trustees, after consideration of all the facts and circumstances, determine not to have been fraudulent, deceptive or manipulative as to the Trust.

5.                                      Prohibited Purchases or Sales.(1)

(a)                                 Access Persons.  An Access Person shall not purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which he or she knows or should have known at the time of such purchase or sale:

(i)                                     is being considered for purchase or sale by the Trust;

(ii)                                  is being purchased or sold by the Trust.

(b)                                 Investment Personnel.  Unless the purchase or sale is pre-approved as provided in Section 6, Investment Personnel shall not purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership:

(i)                                     that is issued pursuant to an “initial public offering”;  or

(ii)                                  that is issued pursuant to a “limited offering” that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

6.                                     Pre-Clearance of Participation in Offerings.(1)  Investment Personnel shall obtain approval from the Compliance Officer of the Trust prior to the acquisition of Securities issued pursuant to a “limited offering” or “initial public offering” (“Offering Security”) in which they, their families (including those of immediate family sharing the same household as the Investment Personnel) or trusts of which they are trustees or in which they have a beneficial interest are parties.  The Compliance Officer shall promptly notify the person of approval or denial for the transaction.  Notification of approval or denial for the transaction may be given verbally; however, it shall be confirmed in writing within 72 hours of verbal notification.  In reviewing the request, the Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for the Trust, and whether the opportunity is being offered to such person as a result of his or her position with the Trust or Adviser.  Investment Personnel

(1)  Because Sections 5(b) and 6 apply only to Investment Personnel, Sections 5(b) and 6 will not apply to a Disinterested Trustee unless that Trustee Controls the Trust (i.e., is the beneficial owner of more than 25% of the shares of the Trust or a series of the Trust) and obtains information concerning recommendations made to the Trust.

who are Beneficial Owners of any Offering Security shall be required to disclose such ownership to the Compliance Officer prior to making any recommendation regarding the purchase or sale of the Offering Security by the Trust or participating in the determination of which recommendations shall be made to the Trust.  Under such circumstances, the Investment Personnel’s decision to purchase the Offering Securities shall be subject to an independent review by Investment Personnel with no personal interest in the Offering Securities.

7.                                      Reporting.

(a)                                 Every Access Person shall report to the Compliance Officer (as that person is designated from time to time by the Trust) the information described in Sections 7(c) and 7(d) of this Code with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security; provided, however, than an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

(b)                                 A Disinterested Trustee of the Trust need only make a quarterly report in a Security if such Trustee, at the time of that transaction, knew, or in the ordinary course of fulfilling his official duties as a trustee of the Trust should have known, that during the 15-day period immediately preceding the date of the transaction by the Trustee, such Security was purchased or sold by the Trust or Adviser or was being considered by the Trust or Adviser for purchase or sale by the Trust or Adviser.  (The “should have known” standard implies no duty of inquiry, does not presume that there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed in meeting the Trust’s investment objectives, or that any knowledge is to be imputed because of prior knowledge of the Trust’s portfolio holdings, market considerations, or the Trust’s investment policies, objectives and restrictions.)

(c)                                  Within ten (10) days of becoming an Access Person (except persons who would be included in this subsection solely because of their capacity as a Disinterested Trustee of the Trust), such person shall disclose to the Compliance Officer all Security holdings Beneficially Owned by the Access Person.  Annually, within ten (10) days of December 21 in any given year, all Access Persons (except persons who would be included in this subsection solely because of their capacity as a Disinterested Trustee of the Trust), shall disclose to the Compliance Officer all Security holdings Beneficially Owned by them (which information must be current as of a date no more than thirty (30) days before the report is submitted).  Such annual or initial report shall contain the date of the report, name, number of shares and principal amount of all securities owned by the Access Person and all securities accounts the Access Person maintains with a broker, dealer or bank (or any account in which the Access Person may have a beneficial interest).

(d)                                 A quarterly report shall be made by all Access Persons (except Disinterested Trustees as set forth in Section 7(b) above) not later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(1)                                 the date of the transaction, the title and the number of shares, and the principal amount, interest rate and maturity date, as applicable, of each

Security involved;

(2)                                 the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), including information sufficient to establish any exemption listed in Section 4(b)-(g) which is relied upon;

(3)                                 the price at which the transaction was effected;

(4)                                 the name of the broker, dealer or bank with or through whom the transaction was effected; and

(5)                                 the date of the report.

(e)                                  Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect Beneficial Ownership in the Security to which the report relates.

(f)                                   If an Access Person is not required to file such a report for any quarter because no reportable transactions were effected by such Access Person or because any transaction effected by such Access Person was for an account over which he or she has no direct or indirect influence or control, such Access Person (except for Disinterested Trustees) shall certify these facts to the Trust within 10 days of the end of such calendar quarter.

(g)                                  All such reports, account statements, and all related information described in this Section 7 of the Code shall be reviewed by the Designated Compliance Officer.

8.                                     Records

(a)                                 The Trust shall maintain records in the manner and to the extent set forth below that shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

(i)                                     A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

(ii)                                  A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

(iii)                               A copy of each report made pursuant to this Code by any Access Person shall be preserved by the Trust for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(iv)                              A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

(v)                                 A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities under Sections 5(b) and 6 of this

Code, for at least five years after the end of the fiscal year in which the approval is granted.

(b)                                 Confidentiality.  All reports of securities transactions and any other information filed with the Trust pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission.

9.                                      Sanctions  Upon discovering a violation of this Code, the board of trustees of the Trust may impose such sanctions as it deems appropriate, including inter alia, a letter of censure or suspension or termination of the employment of the violator.  All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the board of trustees of the Trust.

10.                               Report and Certification of Adequacy to the Board of Trustees  On an annual basis, the Compliance Officer shall prepare a written report to the management and the board of trustees of the Trust setting forth the following:

(a)                                 stating that the Code of Ethics procedures have been designed to prevent access persons from violating the Code;

(b)                                 a summary of any significant changes in procedures concerning personal investing made during the past year;

(c)                                  identifying any violations that required significant remedial action during the past year; and

(d)                                 identifying any recommended changes in existing restrictions or procedures based upon the Trust’s experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

11.                               Board Approval  Following the initial report and certification by the Compliance Officer, the board of trustees of the Trust (including a majority of the Disinterested Trustees) must approve this Code of Ethics.  Any material change to this Code must be approved within six months.

Adopted: October 5, 2000

Amended: April 7, 2008

Amended: October 15, 2009

Amended: October 21, 2011